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Exhibit 5.1

[LETTERHEAD OF KAPLAN, STRANGIS AND KAPLAN, P.A.]

August 11, 2008

Securities and Exchange Commission
Judicial Plaza
450 Fifth Street, N.W.
Washington, D.C., 20549

  Re:
  TCF Financial Corporation
  TCF Capital I

Ladies and Gentlemen:

        We have acted as counsel to TCF Financial Corporation., a Delaware corporation (the "Company") and to TCF Capital I, a Delaware statutory trust (the "Trust"), in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission"). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the proposed issuance of capital securities (the "Capital Securities") by the Trust and guaranteed (the "Guarantee") by the Company and junior subordinated notes (the "Notes") by the Company.

        Unless otherwise provided in any prospectus supplement forming a part of the Registration Statement:

            (i)  The Capital Securities will be issued pursuant to an amended and restated trust agreement for the Trust;

           (ii)  The Notes will be issued under an indenture and supplemental indenture with the indenture trustee named therein (the "Indenture"); and

          (iii)  The Guarantee will be issued pursuant to a capital securities guarantee between the Company and the guarantee trustee named therein (collectively the Capital Securities, the Notes and the Guarantee are called the "Offered Securities").

        The Company's board of directors has taken corporate action relating to the issuance of the Offered Securities (the "Corporate Proceedings"). Certain terms of the Offered Securities will be established by certain officers of the Company who are authorized by the Corporate Proceedings. In rendering the opinions expressed below, we have examined (a) the Amended and Restated Certificate of Incorporation of the Company and all amendments thereto; (b) the Amended and Restated Bylaws of the Company and all amendments thereto; (c) the Form S-3 Registration Statement filed on the date hereof, pursuant to which the Offered Securities are to be registered under the Securities Act; (d) resolutions of the board of directors of the Company; and (e) such other documents, corporate records and instruments as we have deemed necessary or advisable for the purpose of this opinion. In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

        Based upon and subject to the foregoing and assuming that (i) a prospectus supplement, pricing supplement and/or term sheet will have been prepared and filed with the Commission describing the Offered Securities offered thereby and will comply with all applicable laws; (ii) all Offered Securities will be issued and sold in compliance with applicable federal and state laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, pricing supplement and/or term sheet; (iii) a definitive underwriting agreement and any other necessary agreement with respect to any Offered Securities offered or issued will have been duly authorized and validly executed and delivered by the parties thereto; (iv) the Offered Securities will be sold and delivered at the price and in accordance with the terms of such agreement and as set forth in the Registration Statement and the prospectus supplement, pricing supplement or term sheet referred to therein; and (v) the Company will authorize the offering and issuance of the Offered Securities and the terms and conditions thereof and will take any other appropriate additional corporate action, we are of the opinion that:

          1.     The Company is a duly incorporated and existing corporation under the laws of the State of Delaware.

          2.     The Indenture has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors' rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          3.     The Notes have been duly authorized by the Company and, when the Indenture has been duly executed and delivered by the Company and the trustee named therein (the "Indenture Trustee") and when the Notes have been executed and delivered by the Company and authenticated by the Indenture Trustee in accordance with the Indenture and when payment therefor is received, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors' rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and will be entitled to the benefits provided by the Indenture.

          4.     The Guarantee has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors' rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        This opinion is limited to matters governed by the Federal laws of the United States of America, the laws of the State of Minnesota and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution).

        The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
Kaplan, Strangis and Kaplan, P.A.
By	/s/ Bruce J. Parker Bruce J. Parker

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  Exhibit 5.1